Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS
SECOND QUARTER 2014 RESULTS

AUSTIN, TEXAS, August 6, 2014—Forestar Group Inc. (NYSE: FOR) today reported second quarter 2014 net income of approximately $14.8 million, or $0.34 per diluted share outstanding, compared with second quarter 2013 net income of approximately $0.5 million, or $0.02 per diluted share outstanding.

“During second quarter, residential lot sales remained strong and we are developing lots commensurate with inventories and home buyer demand. Multifamily market conditions remain favorable in our target markets, and we continue to acquire sites in 'A' locations to grow our business. In addition, oil and gas working interest production grew significantly, driven principally by new wells in the Bakken/Three Forks generating strong initial production. We are on track to deliver our Growing FORward strategic initiatives, which are focused on increasing total segment earnings, return on assets and opportunistically selling non-core assets. Our balance sheet strength, improving cash flows and significant liquidity are expected to adequately fund these initiatives,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Second Quarter 2014 Significant Highlights

•	Sold 537 developed residential lots, up nearly 50% compared with second quarter 2013

•	Converted over 10,000 acres of timber leases into ownership of 5,400 acres of undeveloped land from Ironstob venture, resulting in a $10.5 million gain

•	Increased working interest oil production over 65% compared with second quarter 2013, with 31 new gross wells generating initial production

•
Sold interest in 97 gross (6 net) non-core producing oil and gas wells in Oklahoma for a gain of $4.5 million and sold leasehold interests in 223 net mineral acres in North Dakota for a gain of $1.2 million

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Second Quarter 2014 Significant Highlights (Includes Ventures)

•	Sold 537 developed residential lots at almost $64,100 per lot; highest quarterly average lot price since 2009

•	Sold 79 acres of residential tracts for $63,700 per acre

•	Sold over 3,200 acres of undeveloped land for nearly $7.9 million

•	Converted over 10,000 acres of timber leases into ownership of 5,400 acres of undeveloped land from Ironstob venture

Segment Financial Results:

($ in millions)	2Q 2014	2Q 2013	1Q 2014
Segment Revenues	$55.2	$41.2	$65.5
Segment Earnings	$27.3	$8.1	$23.6

In second quarter 2014, residential lot sales were up almost 50% compared with second quarter 2013, with average lot prices and gross profit up 11% over that same period. Second quarter 2014 real estate segment earnings were higher compared with second quarter 2013 principally due to a $10.5 million gain associated with the exchange of over 10,000 acres of timber leases for 5,400 acres of undeveloped land from the Ironstob venture, and higher residential lot and undeveloped land sales. Real estate segment earnings increased in second quarter 2014 compared with first quarter 2014 primarily due to the $10.5 million gain associated with the exchange of timber leases for undeveloped land from Ironstob venture. First quarter 2014 real estate segment results include earnings of $13.2 million associated with the sale of approximately 8,400 acres of undeveloped land.

OIL AND GAS

Second Quarter 2014 Significant Highlights (Includes Ventures)

•
Increased total oil production by over 43% compared with second quarter 2013, principally due to working interest investments primarily targeting the Bakken/Three Forks and the Lansing-Kansas City formations

•
Sold interest in 97 gross (6 net) non-core producing oil and gas wells in Oklahoma for a gain of $4.5 million and sold leasehold interests in 223 net mineral acres in North Dakota for a gain of $1.2 million

•	Added 31 gross oil and gas wells, 5 Bakken/Three Forks gross wells waiting on completion at quarter-end

•	Leased nearly 1,400 net fee mineral acres to third parties, principally in Louisiana and Texas

Segment Financial Results:

($ in millions)	2Q 2014	2Q 2013	1Q 2014
Segment Revenues	$24.4	$15.8	$17.6
Segment Earnings	$9.5	$4.2	$0.8

Oil and gas segment earnings increased in second quarter 2014 compared with second quarter 2013 and first quarter 2014 principally due to $5.7 million in earnings associated with the sale of various oil and gas properties in Oklahoma and North Dakota and higher working interest production volumes, partially offset by higher exploration, production, depletion and operating expenses, and lower production volumes and delay rental revenues from owned mineral interests. Second quarter 2014 oil and gas segment earnings includes $2.1 million of dry hole expense associated with a working interest in an exploratory well in East Texas.

OTHER NATURAL RESOURCES

Second Quarter 2014 Significant Highlights (Includes Ventures)

•	Signed amended groundwater reservation agreement, generating $0.7 million in earnings

•	Sold nearly 107,800 tons of fiber for $16.86 per ton

Segment Financial Results:

($ in millions)	2Q 2014	2Q 2013	1Q 2014
Segment Revenues	$3.5	$3.0	$1.6
Segment Earnings	$2.1	$1.0	($0.5)

Second quarter 2014 other natural resources segment results increased compared with second quarter 2013 and first quarter 2014 principally due to $0.7 million in earnings from a groundwater reservation agreement and a $0.7 million gain on termination of a timber lease in connection with the Ironstob venture.

OUTLOOK

Capitalizing on Low Lot Inventory and Solid Demand
"Our real estate markets remain favorable and we are well positioned to continue to capitalize on the housing recovery by growing residential lot sales and commercial and residential tract sales. We anticipate residential lot sales in 2014 to be in the range of 2,200 - 2,300 lots, up over 20% compared with 2013. Our multifamily team continues to build a solid pipeline of development sites, with our Eleven project in Austin now substantially complete, over 85% leased and on target for sale in 2014. In second quarter 2014, we acquired an additional multifamily site in Austin, Texas and began construction on a community near Denver. We will continue to evaluate and acquire additional residential and multifamily sites to further develop our real estate pipeline.

Working Interest Production Expected to Increase 30% in Second Half of 2014
“During second quarter, we continued to invest in exploration and drilling activity, growing production, reserves and value. Drilling and completion activity increased in second quarter, with 17 gross Bakken/Three Forks wells (7% average working interest) generating initial production and 5 gross Bakken/Three Forks wells waiting on completion at quarter end. Operators in the Bakken/Three Forks formations continue to shift to pad drilling and are generating improved well results with increased production and lower drilling costs. In addition, exploration and drilling activity in Kansas and Nebraska continued to see favorable success rates and our addition of approximately 77,000 leasehold mineral acres in the Lansing-Kansas City formation during second quarter should further develop a solid pipeline of drilling prospects. As a result, working interest production is expected to increase 30% in the second half of 2014 compared with the first six months of 2014. In addition, we anticipate 2014 total oil and gas production will exceed 1.2 million BOE (barrel of oil equivalent), a 15% increase compared with 2013 levels.

Balance Sheet, Cash Flow and Liquidity Expected to Adequately Fund Growing FORward Initiatives
“We continue to see significant opportunities for growth through disciplined investments in our real estate and oil and gas businesses. Our strong balance sheet, improving cash flows and significant liquidity are expected to adequately fund our Growing FORward strategic initiatives,” concluded Mr. DeCosmo.

The Company will host a conference call on August 6, 2014 at 10:00 am ET to discuss results of second quarter 2014. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-543-6403 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-213-8896. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 13170686.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At the end of second quarter 2014, the real estate segment owns directly or through ventures almost 121,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 73 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,500 acres, comprised of almost 18,100 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 935,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and approximately 345,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 8,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclically of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Second Quarter		First Six Months
	2014	2013	2014	2013
	(In thousands)
Revenues:
Real estate (a)	$55,173	$41,219	$120,653	$119,908
Oil and gas	24,377	15,831	41,931	31,335
Other natural resources	3,463	3,029	5,034	6,307
Total revenues	$83,013	$60,079	$167,618	$157,550
Segment earnings:
Real estate	$27,297	$8,104	$50,872	$27,550
Oil and gas	9,522	4,243	10,329	9,370
Other natural resources	2,079	991	1,551	2,243
Total segment earnings	38,898	13,338	62,752	39,163
Items not allocated to segments:
General and administrative expense	(5,566)	(5,329)	(10,734)	(10,287)
Share-based compensation expense (b)	(3,219)	(1,460)	(3,532)	(11,875)
Interest expense	(7,370)	(5,122)	(12,873)	(9,661)
Other corporate non-operating income	130	25	252	56
Income before taxes	22,873	1,452	35,865	7,396
Income tax expense	(8,051)	(911)	(12,709)	(2,904)
Net income attributable to Forestar Group Inc.	$14,822	$541	$23,156	$4,492

Net income per common share:
Diluted	$0.34	$0.02	$0.53	$0.13

Weighted average common shares outstanding (in millions):
Diluted (c)	43.7	36.1	43.7	35.9

	Second Quarter
Supplemental Financial Information:	2014	2013
	(In thousands)
Cash and cash equivalents	$184,168	$69,138

Borrowings under credit facility	—	200,000
Secured senior notes	250,000	—
Convertible senior notes, net of discount	101,542	98,353
Tangible equity unit notes, net of discount	21,208	—
Other debt (d)	27,578	33,294
Total debt	$400,328	$331,647
Net debt	$216,160	$262,509
 _____________________

(a)	First six months 2013 real estate revenues include $41 million from the first quarter 2013 sale of Promesa, a wholly-owned multifamily community we developed in Austin.

(b)
First six months 2014 share-based compensation expense decreased principally as result of a decrease in our stock price since year-end 2013, compared with an increase in our stock price in first six months 2013 since year-end 2012, which impacted the value of vested cash-settled awards.

(c)	Second quarter and first six months 2014 weighted average diluted shares outstanding includes 7.9 million associated with our tangible equity units issued during fourth quarter 2013.

(d)	Consists principally of consolidated venture non-recourse debt. Excludes approximately $100.1 million of unconsolidated venture debt and approximately $8.2 million of outstanding letters of credit.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2014	2013	2014	2013
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	537	360	1,511	806
Revenue per Lot Sold	$64,056	$57,588	$50,228	$54,432
Commercial Acres Sold	3	34	3	37
Revenue per Commercial Acre Sold	$96,774	$103,102	$96,774	$125,706
Undeveloped Acres Sold	3,208	1,042	12,537	1,961
Revenue per Acre Sold	$2,460	$2,579	$2,202	$2,753
Owned & Consolidated Ventures:
Residential Lots Sold	481	259	1,317	614
Revenue per Lot Sold	$60,651	$57,154	$47,644	$54,440
Commercial Acres Sold	3	32	3	35
Revenue per Commercial Acre Sold	$96,774	$74,166	$96,774	$100,311
Undeveloped Acres Sold	2,950	1,000	12,279	1,919
Revenue per Acre Sold	$2,473	$2,576	$2,200	$2,755
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	56	101	194	192
Revenue per Lot Sold	$93,306	$58,700	$67,772	$54,407
Commercial Acres Sold	—	2	—	2
Revenue per Commercial Acre Sold	$—	$652,886	$—	$652,886
Undeveloped Acres Sold	258	42	258	42
Revenue per Acre Sold	$2,306	$2,650	$2,306	$2,650

SECOND QUARTER 2014
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	79,563
Ventures	5,073				84,636
Residential
Owned		21,762	7,794	535
Ventures			1,105	131	31,327
Commercial
Owned		2,668	1,062	523
Ventures			250	123	4,626
Total Acres	84,636	24,430	10,211	1,312	120,589

Estimated Residential Lots			16,100	1,998	18,098
 _____________________

(a)	In addition, at second quarter-end 2014, Forestar owns a 58% interest in a venture which controls approximately 2,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2014	2013	2014	2013
Leasing Activity from Owned Mineral Interests
Acres Leased	1,380	515	3,121	825
Average Bonus / Acre	$352	$343	$347	$333
Delay Rentals Received	$14,000	$6,000	$14,000	$464,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells	547	543	547	543
Oil Production (Barrels)	30,400	40,600	63,100	88,900
Average Oil Price ($ / Barrel)	$91.75	$80.75	$88.44	$83.56
Gas Production (MMcf)	232.4	322.2	518.5	699.4
Average Gas Price ($ / Mcf)	$4.61	$3.18	$4.10	$3.11
BOE Production (b)	69,100	94,400	149,500	205,400
Average Price ($ / BOE)	$55.83	$45.66	$51.55	$46.73
Working Interests
Gross Wells	410	449	410	449
Oil Production (Barrels)	206,900	125,200	346,200	224,800
Average Oil Price ($ / Barrel)	$92.90	$87.11	$90.77	$88.73
Gas Production (MMcf)	227.5	183.1	427.9	399.7
Average Gas Price ($ / Mcf)	$4.39	$3.36	$4.84	$3.53
BOE Production (b)	244,800	155,700	417,500	291,500
Average Price ($ / BOE)	$82.59	$73.99	$80.22	$73.29
Total Oil & Gas Interests
Gross Wells (c)	948	983	948	983
Oil Production (Barrels)	225,300	152,700	382,300	286,100
Average Oil Price ($ / Barrel)	$95.38	$90.64	$93.75	$92.86
NGL Production (Barrels)	12,000	13,100	27,000	27,600
Average NGL Price ($ / Barrel)	$43.24	$26.49	$43.17	$29.37
Total Oil Production (Barrels)	237,300	165,800	409,300	313,700
Average Total Oil Price ($ / Barrel)	$92.75	$85.55	$90.41	$87.26
Gas Production (MMcf)	459.9	505.3	946.4	1,099.1
Average Gas Price ($ / Mcf)	$4.50	$3.25	$4.43	$3.26
BOE Production (b)	313,900	250,100	567,000	496,900
Average Price ($ / BOE)	$76.70	$63.30	$72.66	$62.31
Average Daily Production
BOE per Day
Royalty Interests	760	1,037	828	1,136
Working Interests	2,690	1,711	2,305	1,610
Total	3,450	2,748	3,133	2,746
Working Interests BOE per Day
North Dakota	1,566	814	1,188	669
Kansas/Nebraska	586	351	562	339
Texas, Louisiana and Other	538	546	555	602
Total	2,690	1,711	2,305	1,610
 _____________________

(a)
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 50.5 MMcf and 103.2 MMcf in second quarter and first six months 2014, and 57.8 MMcf and 128.0 MMcf in second quarter and first six months 2013.

(b)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(c)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells in second quarter 2014 and 2013 as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Second Quarter		First Six Months
	2014	2013	2014	2013
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	36,000	36,000	36,000
Gross Wells Drilled	—	—	—	—
Productive Gross Wells	547	543	547	543
Mineral Interests Leased
Net Acres Held By Production (b)	41,000	33,000	41,000	33,000
Gross Wells Drilled	45	18	66	39
Productive Gross Wells (c)	401	440	401	440
Total Well Activity
Net Acres Held By Production	77,000	69,000	77,000	69,000
Gross Wells Drilled	45	18	66	39
Productive Gross Wells	948	983	948	983
 _____________________

(a)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells at second quarter-end 2014 and 2013 as we also own a royalty interest in these wells.

(b)	Excludes 8,000 net acres in which we have an overriding royalty interest.

(c)	Exclude 1,181 wells in which we have an overriding royalty and nine working interest wells as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held By Production	Total
		(Net acres)
Texas	208,000	17,000	27,000	252,000
Louisiana	132,000	3,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	534,000	20,000	36,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 345,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Texas and North Dakota.

State	Undeveloped	Held By Production (a)	Total
Nebraska	223,000	7,000	230,000
Kansas	25,000	6,000	31,000
Oklahoma	23,000	17,000	40,000
Alabama	8,000	—	8,000
Texas	10,000	3,000	13,000
North Dakota	4,000	4,000	8,000
Other	11,000	4,000	15,000
	304,000	41,000	345,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2014	2013	2014	2013
Fiber Sales
Pulpwood tons sold	58,200	128,100	86,400	248,700
Average pulpwood price per ton	$11.42	$8.66	$10.85	$9.19
Sawtimber tons sold	49,600	56,900	78,500	127,800
Average sawtimber price per ton	$23.23	$23.87	$22.67	$23.04

Total tons sold	107,800	185,000	164,900	376,500
Average stumpage price per ton (a)	$16.86	$13.34	$16.48	$13.89

Recreational Activity
Average recreational acres leased	110,000	121,800	113,200	122,200
Average price per leased acre	$9.69	$9.29	$9.41	$9.29
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at second quarter-end 2014 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at second quarter-end 2014 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	269	343	2	7
Pinery West	Douglas	100%	45	41	20	94
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Morgan Farms	Williamson	100%	40	133	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	120	60	—	—
Cibolo Canyons	Bexar	100%	831	819	130	20
Harbor Lakes	Hood	100%	215	234	2	19
Hunter’s Crossing	Bastrop	100%	471	39	41	62
La Conterra	Williamson	100%	197	133	—	58
Lakes of Prosper	Collin	100%	65	220	—	—
Lantana	Denton	100%	1,013	749	9	3
Maxwell Creek	Collin	100%	897	102	10	—
Oak Creek Estates	Comal	100%	188	459	13	—
Parkside	Collin	100%	—	200	—	—
Stoney Creek	Dallas	100%	221	533	—	—
Summer Creek Ranch	Tarrant	100%	942	332	35	44
Summer Lakes	Fort Bend	100%	610	520	56	—
Summer Park	Fort Bend	100%	69	129	28	62
The Colony	Bastrop	100%	448	701	22	31
The Preserve at Pecan Creek	Denton	100%	506	288	—	7
Village Park	Collin	100%	749	7	3	2
Westside at Buttercup Creek	Williamson	100%	1,491	6	66	—
Other projects (9)	Various	100%	1,727	277	133	7
Georgia
Seven Hills	Paulding	100%	750	340	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (18)	Various	100%	242	2,851	—	705
Other
Other projects (3)	Various	100%	522	431	—	—
			12,920	13,646	596	1,585

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	458	50	115
Timber Creek	Collin	88%	—	614	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	160	—	—
Other projects (2)	Various	Various	9	199	—	18
Georgia
The Georgian	Paulding	75%	535	—	—	—
			1,945	1,431	50	133
Total owned and consolidated			14,865	15,077	646	1,718
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	314	1,379	8	51
Lantana - Rayzor Ranch	Denton	25%	1,163	—	16	42
Long Meadow Farms	Fort Bend	38%	1,307	495	183	120
Southern Trails	Brazoria	80%	739	252	—	—
Stonewall Estates	Bexar	50%	340	50	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,187	3,021	207	240
Combined total			19,052	18,098	853	1,958
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at second quarter-end 2014 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven (b)	Austin	25%	Multifamily	3	257-unit luxury apartment
360° (c)	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (c)	Dallas	100%	Multifamily	13	354-unit luxury apartment
Acklen (c)	Nashville	30%	Multifamily	4	320-unit luxury apartment
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(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction substantially complete.

(c)	Construction in progress.